EXHIBIT 3.3

           AMENDED AND RESTATED ARTICLES OF INCORPORATION OF Wiremedia.com, Inc.

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF Wiremedia.com, Inc. The ARTICLES OF INCORPORATION OF Wiremedia.com, Inc. filed January 25, 2000 are amended and restated in their entirety to read as follows:

ARTICLE I - NAME, PRINCIPAL OFFICE AND MAILING ADDRESS
The name of this corporation is Wiremedia.com, Inc. and the principal office and mailing address of this corporation is 1355 WEST PALMETTO PARK ROAD, SUITE 180, BOCA RATON, FL 33486.

ARTICLE II - PURPOSE
This corporation is organized to include the transaction of any or all lawful business for which corporations may be incorporated under Chapter 607, Florida Statutes (1975) as presently enacted and as it may be amended from time to time.

ARTICLE III -REGISTERED AGENT
The address of the registered agent of this corporation is 343 ALMERIA AVENUE, CORAL GABLES, FL 33134, and the name of the registered agent is SPIEGEL & UTRERA, P.A..

ARTICLE IV - ELECTION OF BOARD OF DIRECTORS
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

ARTICLE IV - CAPITAL STOCK
This corporation is authorized to issue 50,000,000 shares of no par value common stock, which shall be designated as "Common Shares" and 20,000,000 shares of no par value preferred stock, which shall be designated as "Preferred Shares." The Preferred Shares may be issued in such series and with such rights, privileges, and preferences as determined solely by the Board of Directors.

ARTICLE VI -  AFFILIATED TRANSACTIONS / CONTROL SHARE ACQUISITIONS
The  Corporation  expressly  elects not to be governed by Sections  607.0901 and
607.0902 of the Florida Enterprise Corporations Act, relating to affiliated transactions and control share acquisitions, respectively.


------------------------------      ---------------------------------
Colby, Fede /President              Date

Prepared By:  Michael T. Williams, Esq.   2503 W. Gardner Ct.  Tampa FL  33611
Florida Bar:300322   Phone and Fax:813.831.9348  Fax Audit# (((H00000017417 7)))